QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
GLOBALSTAR, INC.

FIRST

        The name of the Corporation is Globalstar, Inc. (the "Corporation").

SECOND

        The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Service Corporation.

THIRD

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH

        The total number of shares which the Corporation shall have the authority to issue is Eight Hundred Million (800,000,000) shares of capital stock, all of which shall be shares of Common Stock, $0.0001 par value per share (the "Common Stock"), of which Three Hundred Million (300,000,000) shares are designated as Series A Common Stock ("Series A Common Stock"), Twenty Million (20,000,000) shares are designated as Series B Common Stock ("Series B Common Stock"), and Four Hundred Eighty Million (480,000,000) shares are designated as Series C Common Stock ("Series C Common Stock"). QUALCOMM Incorporated ("QUALCOMM") shall receive one share of Series B Common Stock in exchange for each membership unit in Globalstar LLC, the predecessor of the Corporation ("Globalstar LLC"), held by QUALCOMM as of the Effective Date. Globalstar Satellite LP ("Satellite") shall receive one share of Series C Common Stock in exchange for each membership unit in Globalstar LLC held by Satellite as of the Effective Date. Globalstar Holdings LLC ("GS Holdings") shall receive one share of Series C Common Stock in exchange for each membership unit in Globalstar LLC held by GS Holdings as of the Effective Date. A membership unit in Globalstar LLC held as of the Effective Date by a member other than Satellite, GS Holdings and QUALCOMM shall be exchanged for one share of Series A Common Stock.

        The rights, preferences and limitations of the Series A Common Stock, Series B Common Stock and Series C Common Stock shall be the same except as otherwise set forth in this Article Fourth.

1.
Dividends and Distributions.

        1.1   Dividends.    Subject to the provisions of law, the holders of Common Stock shall be entitled to receive out of funds legally available therefor a pro rata share of any dividends that the Board of Directors of the Corporation (the "Board") in its sole discretion may declare.

        1.2   Record Date for Dividends.    The Board may fix a record date for the determination of holders of shares of Common Stock entitled to receive payment of a dividend declared thereon, which record date shall be not more than sixty (60) days nor less than ten (10) days prior to the date fixed for payment of the dividend.

2.
Liquidation, Dissolution or Winding-Up and Distributions.

        2.1   Distributions.    Subject to the provisions of law, the assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the Corporation shall be distributed ratably among the holders of the Common Stock.

3.
Voting Rights.

        3.1   General Voting Rights; Single Class.    Except as otherwise required by law or as set forth herein, the holders of Common Stock shall vote as a single class upon any matter submitted to the stockholders for a vote. Each share of Common Stock shall entitle the holder to one vote.

        3.2   Special Voting Rights; Series B Common Stock.    Except as is otherwise expressly provided herein or as required by law,

          (a)   at any time when any shares of Series B Common Stock are outstanding, the Corporation shall not amend (whether by merger, consolidation or otherwise), without the approval, by vote or written consent, of either the holders of a majority in voting power of the then outstanding shares of Series B Common Stock, voting separately as a class, or of the Series B Director (as defined in Section 3.5 hereof), this Certificate of Incorporation or the Bylaws of the Corporation (the "Bylaws") in such a way as to adversely affect the rights and obligations of the holders of the Series B Common Stock differently or disproportionately from the rights or obligations of the holders of the Series A Common Stock and the Series C Common Stock; or

          (b)   at any time when the aggregate number of shares of Series B Common Stock outstanding is equal to or greater than 346,200, the Corporation shall not amend (whether by merger, consolidation or otherwise), without the approval, by vote or written consent, of either the holders of a majority in voting power of the then outstanding shares of Series B Common Stock, voting separately as a class, or of the Series B Director, Section 3.2 or 3.5 of this Article Fourth or Article Eighth, or Section 3.1, 3.2, 3.4, 3.5, 3.6, 3.7 or 4.2 of the Bylaws.

        3.3   Special Voting Rights.    Except as is otherwise expressly provided herein or as required by law, the Corporation shall not amend (whether by merger, consolidation or otherwise) Sections 1, 2, 3.3, 3.4, 3.6, 4, 5, 6, 7, 8, or 9 of this Article Fourth, or Sections 3.1, 3.2, 3.7 or 4.2 of the Bylaws, without either (a) the approval, by vote or written consent of (i) holders of a majority in voting power of the outstanding shares of Series C Common Stock, voting separately as a class, and (ii) holders of a majority in voting power of the outstanding shares of Series A and Series B Common Stock, voting together as a class, or (b) all of the directors of the Corporation.

        3.4   Approval of the Holders of 75% of the Stock.    The Corporation shall not without the prior affirmative vote or written consent of the holders of at least seventy-five percent (75%) of the then outstanding shares of Common Stock, voting as a single class:

          (a)   enter into any one or more agreements with Satellite or any of its Affiliates (as defined below) on terms less favorable to the Corporation than those that would result from arms-length negotiation between unaffiliated parties;

          (b)   terminate, modify or agree to modify (i) the obligations of Satellite set forth in that certain Capital Contribution Agreement dated as of March 13, 2006 between Globalstar LLC and Satellite, as such may be amended from time to time, (the "Capital Contribution Agreement") or (ii) the obligations of Thermo Capital Partners, L.L.C. set forth in that certain Guaranty dated as of March 13, 2006;

          (c)   until Satellite has satisfied its obligations in the Capital Contribution Agreement, agree to or enter into (i) any sale or exclusive license of substantially all the assets of the Corporation, (ii) any merger, consolidation or other business combination in which the Corporation is not the surviving entity, or (iii) any liquidation or dissolution of the Corporation;

          (d)   terminate, materially modify or agree to materially modify the Globalstar Lease Agreement (as defined in the Asset Contribution Agreement dated as of December 5, 2003, by and among Globalstar LLC (formerly known as New Operating Globalstar LLC), Globalstar Holdings, Globalstar Leasing LLC, Thermo Capital Partners, L.L.C., and each of Globalstar, L.P.,

  Globalstar Capital Corporation, Globalstar Services Corporation, Inc. and Globalstar, L.L.C. (the "Debtors") and certain of their Affiliates, and the Official Committee of Unsecured Creditors of the Debtors, as such may be amended from time to time ("Asset Contribution Agreement")); or

          (e)   until the date determined by the Board upon which the holders of Common Stock may transfer their shares without Board approval, which date shall be after April 13, 2006 and before October 13, 2006 (the "Lock-Up Expiration Date"), agree to or enter into any sale or exclusive license of substantially all of the Globalstar FCC Licenses (as defined in the Asset Contribution Agreement).

"Affiliate" means any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with another person. The term "control," as used in the immediately preceding sentence, means with respect to a corporation or a domestic or foreign limited liability company, limited life company, or limited duration company (collectively, "limited liability company"), the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company and, with respect to any individual, partnership, trust, estate, association, or other entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

        3.5   Election of Director by the Holders of Series B Common Stock.    The holders of the Series B Common Stock shall have the right, voting separately as a class, and to the exclusion of all other classes or series of the Corporation's capital stock, at a meeting called for the purpose at which a quorum of the holders of the Series B Common Stock exists or by written consent, to elect one (1) director to serve on the Board. Such director shall comprise a separate class of directors ("Series B Director"). The Series B Director so elected shall serve until such person's successor is duly elected by the holders of the Series B Common Stock or his earlier resignation or removal. The Series B Director may be removed at any time without cause only by the affirmative vote of the holders of record of a majority in voting power of outstanding shares of Series B Common Stock, voting separately as a class. The Series B Director may be removed at any time for cause by the affirmative vote of the holders of record of a majority in voting power of the outstanding shares of Common Stock. If the holders of the Series B Common Stock for any reason fail to elect anyone to fill the Series B directorship, the position shall remain vacant until such time as the holders of the Series B Common Stock elect a Series B Director to fill the position, and no vacancy in a Series B directorship or newly-created Series B directorship shall be filled by resolution or vote of the Board or of the other stockholders, but rather must be filled by the holders of Series B Common Stock, voting separately as a class. On the date on which the number of outstanding shares of Class B Common Stock is less than 346,200 (as adjusted for any stock split, combination, dividend or other similar recapitalization), the number of positions on the Board filled by the holders of Class B Common Stock shall be reduced from one (1) to zero (0), the term of the Series B Director shall terminate, and the position shall thereafter be filled by the holders of the shares of Common Stock voting as a single class. If the holders of the Class B Common Stock have the right to elect a Series B Director but have not done so, the holders of the Class B Common Stock shall be entitled to designate a non-voting observer to attend all meetings of the Board and all meetings of committees of the Board. The Corporation shall provide any such observer with all materials provided to the members of the Board and each committee thereof, including all notices of meetings of the Board and such committees, as and when delivered to the members of the Board and such committees; provided, however, that the Class B Common Stock observer shall have no right to attend or receive materials relating to that portion of any meeting during which the Corporation's business or legal relationships with QUALCOMM or its Affiliates is reviewed or discussed. If requested by the Corporation, the observer will agree to customary confidentiality restrictions as a condition to receiving any proprietary or confidential information pursuant to this Section 3.5.

        3.6   Election of Directors by the Holders of Series A and Series B Common Stock.    The holders of the Series A and Series B Common Stock shall have the right, voting together as a single class, and to the exclusion of all other classes or series of the Corporation's capital stock, at a meeting called for the purpose at which a quorum of the holders of the Series A and Series B Common Stock exists or by written consent, to elect two (2) directors to serve on the Board. Such directors shall comprise a separate class of directors ("Series A & B Directors"). Each Series A & B Director so elected shall serve until such person's successor is duly elected by the holders of the Series A and Series B Common Stock or his earlier resignation or removal. A Series A & B Director may be removed at any time without cause only by the affirmative vote of the holders of record of a majority in voting power of outstanding shares of Series A and Series B Common Stock, voting together as a single class. Any of the Series A & B Directors may be removed for cause at any time by the affirmative vote of the holders of record of a majority in voting power of the outstanding shares of Common Stock. If the holders of the Series A and Series B Common Stock for any reason fail to elect anyone to fill any Series A & B directorship, the position shall remain vacant until such time as the holders of the Series A and Series B Common Stock elect a Series A & B Director to fill the position, and no vacancy in a Series A & B directorship or a newly-created Series A & B directorship shall be filled by resolution or vote of the Board or of the other stockholders, but rather must be filled by the holders of Series A and Series B Common Stock voting as a single class.

        3.7   Election of Directors by the Holders of Series C Common Stock.    The holders of the Series C Common Stock shall have the right, voting separately as a class and to the exclusion of all other classes or series of the Corporation's capital stock, at a meeting called for the purpose at which a quorum of holders of Series C Common Stock exists or by written consent, to elect six (6) directors to serve on the Board. Such directors shall comprise a separate class of directors ("Series C Directors"). Each Series C Director so elected shall serve for a one year term or until such person's successor is duly elected by the holders of the Series C Common Stock or until his earlier resignation or removal. A Series C Director may be removed at any time without cause only by the affirmative vote of the holders of record of a majority in voting power of the outstanding shares of Series C Common Stock, voting separately as a class. A Series C Director may be removed at any time for cause by the affirmative vote of the holders of record of a majority in voting power of the outstanding shares of Common Stock. If the holders of the Series C Common Stock for any reason fail to elect anyone to fill any Series C directorship, the position shall remain vacant until such time as the holders of the Series C Common Stock elect a Series C Director to fill the position, and no vacancy in a Series C directorship or a newly-created Series C directorship shall be filled by resolution or vote of the Board or of the other stockholders, but rather must be filled by the holders of Series C Common Stock, voting separately as a class.

4.    Right to Participate in Initial Public Offering.    If the Corporation completes an IPO (as defined below) on or before April 13, 2007, the Corporation shall use commercially reasonable efforts to provide that all shareholders of record as of June 29, 2004 of Globalstar Telecommunications Ltd., a Bermuda corporation ("GTL"), have an opportunity to acquire securities being issued pursuant to the IPO at the same price as such securities are being offered to the public (the "GTL Option"), in such amounts as the Board determines to be appropriate after consultation with the managing underwriter or underwriters for such IPO; provided however, that this opportunity shall only be made available if, in the reasonable judgment of the Board, the GTL Option will not: (a) result in any additional material expense to the Corporation or Satellite, (b) have any adverse effect on the success of the IPO, or (c) result in any material delay in the completion of the IPO, and the Board has received an opinion from the managing underwriter or underwriters for the IPO that by providing such opportunity the IPO will not result in any event described in clause (a) through (c) above. "IPO" means a firm commitment underwritten initial public offering of the Corporation's equity securities, resulting in net proceeds to the Corporation of at least $25 million.

5.
Preemptive Rights.

        5.1   If at any time after March 13, 2006, the Corporation proposes to issue and sell shares of capital stock (including without limitation any shares authorized pursuant to this Article Fourth but not yet issued or outstanding) or options, warrants or other equity securities exercisable or convertible into shares of capital stock of the Corporation (other than the issuance of shares of capital stock or other securities of the Corporation (i) upon the exercise or conversion of any warrant, option, or convertible security issued by the Corporation in a transaction subject to this Section 5.1 or covered by an exception set forth in this Section 5.1; (ii) to any employee, director, or consultant of the Corporation pursuant to an employee incentive plan or similar arrangement approved by the Board; (iii) in connection with a transaction in which the Corporation acquires all or substantially all of the assets of another Person (as defined below) a majority of the outstanding equity of another Person, if such transaction is approved by the Board; (iv) in connection with any borrowing from financial institutions or other Persons (other than Satellite or its Affiliates) by the Corporation, provided that the value of the equity issued in connection with such borrowing (calculated assuming an equity value equal to the implied equity value used in computing the Equity Purchase Option in the Third Amended and Restated Limited Liability Company Agreement of Globalstar LLC dated as of October 1, 2004 of $70,210,749) does not exceed ten percent (10%) of the principal amount borrowed and such transaction is approved by the Board; (v) to a lessor, guarantor or other Person (in each case, other than Satellite and its Affiliates) in connection with obtaining lease financing if such issuance is approved by the Board; (vi) to a vendor, business partner or other Person in a similar commercial situation with the Corporation (in each case, other than Satellite or its Affiliates) if such issuance is approved by the Board, or (vii) as a stock dividend or upon any stock split, subdivision, combination or reclassification of the capital stock of the Corporation) (the "Preemptive Securities"), then, at least thirty (30) days prior to the sale of the Preemptive Securities, the Corporation shall deliver a written notice (a "Sale Notice") to each holder of Common Stock setting forth (i) the number of Preemptive Securities to be sold, (ii) the price at which and other terms and conditions upon which such Preemptive Securities are to be sold, and (iii) all written information distributed to offerees of such Preemptive Securities, together with an offer from the Corporation to issue and sell to each stockholder, at the same price per Preemptive Security and on the same other terms and conditions set forth in the Sale Notice, a portion of the Preemptive Securities equal to a percentage determined by dividing (x) the number of shares of Common Stock then held by such holder by (y) the total number of shares of Common Stock then outstanding. "Person" means a natural person or any partnership (whether general or limited and whether domestic or foreign), limited liability company, trust, estate, association, corporation (whether domestic or foreign), custodian, nominee, or any other individual or entity in its own or any representative capacity or any other entity.

        5.2   If a stockholder wishes to exercise such stockholder's purchase rights under Section 5.1, it shall deliver an irrevocable written notice to the Corporation of its election to accept such offer within twenty (20) days from the date the applicable Sale Notice is received by such holder (which notice may specify acceptance of all securities offered in the Sale Notice or acceptance of a number or principal amount as specified therein) and the closing shall occur ten (10) days thereafter (or if such day is not a day upon which commercial banks are open for business, the next business day thereafter) at the offices of the Corporation or at such other time and place as the parties shall agree. In connection with any proposed or contemplated sale of Preemptive Securities, upon the request of the Corporation, each stockholder shall indicate to the Corporation its good faith intention (which indication shall not be binding) with respect to whether or not it will exercise the preemptive right described herein. Promptly after the end of the twenty (20) days, the Corporation shall give notice to each accepting stockholder of the actual number of Preemptive Securities to be purchased by it pursuant to the Sale Notice.

        5.3   Prior to the Lock-Up Expiration Date, the preemptive rights granted by this Section 5 shall apply only to stockholders (and all beneficial owners of shares of Common Stock, if the holder of record is not the beneficial owner) who are "accredited investors" (as such term is defined in

Regulation D under the Securities Act of 1933, as amended). Following the Lock-Up Expiration Date, the preemptive rights granted by this Section 5 shall apply only to a stockholder (and any beneficial owner of those shares, if the holder of record is not the beneficial owner) who is an "accredited investor" and holds at least five percent (5%) of the outstanding shares of the capital stock of the Corporation, calculated on a fully diluted basis, on the date of the delivery of the Sale Notice by the Corporation.

        5.4   The provisions of this Section 5 shall terminate upon the completion of an IPO.

6.
Tag Along.

        6.1   If the holders of a majority of the outstanding shares of Common Stock agree to a sale or exchange of part or all of such stock or similar transaction involving the Corporation (the "Majority Stockholders"), then the Corporation promptly shall give the other holders (the "Minority Stockholders") written notice of the proposed transaction (the "Notice"). The Notice shall specify: (i) the identity of the proposed transferee; (ii) the per-share price, including a detailed description of the terms of payment and any non-cash consideration to be received by the Majority Stockholders (the "Majority Price"); and (iii) the proposed time and date of the closing of the transaction. The Corporation also shall notify promptly the proposed transferee of the rights and obligations of the holders of the Common Stock under this Section 6.

        6.2   Each Minority Stockholder shall have the right to have its shares transferred in the proposed transaction for the Majority Price and otherwise on the terms and conditions set forth in the Notice (the "Tag Along Right") by sending written notice of the exercise of its Tag Along Right to the Corporation within thirty (30) days of receipt of the Notice. No transaction described in this Section 6 shall close unless each Minority Stockholder shall have exercised its rights under this Section or shall have waived or failed to exercise such rights within thirty (30) days from the date of the Notice. If the proposed transferee of shares does not wish to purchase all of the shares which the participating Majority and Minority Stockholders wish to transfer pursuant to this Section 6, then each participating Majority and Minority Stockholder shall be entitled to sell its pro rata portion of such stockholder's shares (determined by multiplying the total number of shares that the proposed transferee wishes to purchase by a fraction the numerator of which is the number of shares owned by such stockholder and the denominator of which is the number of shares owned by all stockholders wishing to sell shares). If the number of shares that the proposed transferee wishes to purchase exceeds the number of shares that the participating Majority and Minority Stockholders are entitled and elect to sell pursuant to the foregoing pro rata allocation provision, the Majority and Minority Stockholders participating in the sale shall be entitled to sell additional shares to make up this difference (on a pro-rata basis as determined by the Board in good faith).

        6.3   Following the Lock-Up Expiration Date, the rights granted by this Section 6 shall apply to a Minority Stockholder only if such stockholder holds at least five percent (5%) of the outstanding shares of Common Stock of the Corporation calculated on a fully diluted basis on the date of the delivery of the Notice.

        6.4   The provisions of this Section 6 shall terminate upon the completion of an IPO.

        6.5   The Corporation and the stockholders shall comply with all state and federal securities laws (including without limitation Section 13(e) of the Securities Exchange Act of 1934, as amended, and all rules issued thereunder) in connection with the transactions contemplated by and the rights granted by this Section 6. The failure of the stockholders to comply with the first sentence of this Section 6.5 shall result in the redemption of the shares of the noncompliant stockholders by the Corporation at a price of $.01 per share.

7.    Conversion of Series A Common Stock and Series B Common Stock.    Each issued and outstanding share of Series A Common Stock and Series B Common Stock shall be convertible, at the option of the holder thereof and with written notice to the Corporation at its principal office in such form as the Board reasonably may require, at any time after the date of issuance thereof and without the payment of any additional consideration therefor, into one share of Series C Common Stock. The holder shall surrender any certificates evidencing the Series A Common Stock and Series B Common Stock being converted with the notice. Any shares of Series A Common Stock or Series B Common Stock converted shall be canceled promptly and shall not be reissued. The Corporation shall at all times when any shares of Series A Common Stock or Series B Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued Series C Common Stock, for the purpose of effecting the conversion of the Series A Common Stock and Series B Common Stock, such number of shares of Series C Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Common Stock and Series B Common Stock.

8.
Transfer Restrictions.

        8.1   General Restriction.    No stockholder shall, directly or indirectly, transfer, assign, pledge, or otherwise encumber (including by merger, consolidation or otherwise by operation of law) ("transfer") any shares of Common Stock except as specifically permitted by this Section 8 and by the Bylaws. Any purported transfer not in full compliance with this Section 8 and the Bylaws shall be null, void and of no legal force or effect and will not be recognized by the Corporation.

        8.2   Board Approval.    On or before the Lock-Up Expiration Date, no stockholder shall transfer any shares of Common Stock without the prior written consent of the Board. A "transfer" of shares shall include any transaction that would result in a different "holder of record" (as such term is defined under the Securities Exchange Act of 1934, as amended) for such shares, whether or not any transfer in beneficial ownership would occur.

        8.3   Exceptions.    The restrictions of Section 8.2 shall not apply to (i) the transfer of shares by the Debtors pursuant to the plan of reorganization or liquidation adopted by the Debtors and approved by the United States Bankruptcy Court for the District of Delaware on June 17, 2004, providing for the distribution of Membership Interests owned by the Debtors to the Debtors' creditors and the liquidation and winding up of the Debtors' bankruptcy estate (the "Plan"), or (ii) the transfer of shares by any stockholder to such stockholder's spouse, brothers, sisters, children, grandchildren, and parents, or any one or more of the foregoing, or a trust for the benefit of such persons, or to an Affiliate of such stockholder; provided that in each case the provisions of Section 7.2 of the Corporation's Bylaws are complied with.

9.    Registration.    The Corporation shall make all necessary filings and take all other necessary steps to register its Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, with such registration to be effective on or prior to the Lock-Up Expiration Date. The Corporation shall provide written notice to each stockholder of the Lock-Up Expiration Date at least thirty (30) days prior to the occurrence of the Lock-Up Expiration Date.

10.    Books and Records.    The books and records of the Corporation shall be kept, and the financial position and the results of its operations recorded, in accordance with United States generally accepted accounting principles applied on a consistent basis utilizing the accrual basis of accounting. The books and records of the Corporation shall reflect all of the Corporation's transactions and shall be appropriate and adequate for the Corporation's business. The Corporation shall maintain at its principal executive office all of the following:

          (a)   a current list of the full name and last known business or residence address of each stockholder set forth in alphabetical order, together with the shares of each stockholder;

          (b)   the full name and business address of each director;

          (c)   a copy of this Certificate of Incorporation and any and all amendments thereto;

          (d)   a copy of the Bylaws and any and all amendments thereto;

          (e)   copies of the financial statements of the Corporation, if any, for the six (6) most recent fiscal years; and

          (f)    copies of the Corporation's U.S. federal, state, and local income tax or information returns and reports, if any, and any tax returns or reports filed by or on behalf of the Corporation in any other jurisdiction, for the six (6) most recent taxable years.

11.
Delivery to Stockholders and Inspection.

          (a)   The Board shall be responsible for overseeing the preparation of financial reports of the Corporation and for the coordination of financial matters of the Corporation with the Corporation's accountants. The Board shall provide to each stockholder the following reports: within one hundred twenty (120) days after the conclusion of each year, an audited annual financial report of the Corporation, containing a balance sheet, income statement, and such other information as the Board or the Corporation's auditors may deem necessary or appropriate, and within sixty (60) days after the conclusion of each of the first three (3) quarters of each year, unaudited quarterly financial statements of the Corporation, containing a balance sheet and income statement.

          (b)   Any inspection or copying by a stockholder of any information required to be maintained under Sections 10(a) through 10(f) and 11(a) shall be delivered to the requesting stockholder at the expense of the Corporation and any inspection or copying by a stockholder of the Corporation's other books and records in accordance with the law of the State of Delaware at the request of the stockholder may be made by that person or that person's agent or attorney, but, any costs so incurred shall be borne by that stockholder.

FIFTH

        The Corporation shall have perpetual existence.

SIXTH

        In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board shall have power to adopt, amend and repeal the Bylaws of the Corporation from time to time.

SEVENTH

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

EIGHTH

        A director of the Corporation shall not be liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

NINTH

        The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify upon request and after receipt of an undertaking to repay such amount it if shall be ultimately determined that the requesting person is not entitled to be indemnified by the Corporation advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him or her in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against the Corporation initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article Ninth shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article Ninth shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

        To the fullest extent permitted by law as it presently exists, or may hereafter be amended from time to time, the Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, stockholder, member, partner, trustee, employee or agent of any other person, joint venture, corporation, trust, limited liability company, partnership or other enterprise, for any liability asserted against him or her and expenses incurred by him or her in his or her capacity as a director, officer, stockholder, member, partner, employee or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.

        To the fullest extent permitted by law as it presently exists, or may hereafter be amended from time to time, other financial arrangements made by the Corporation pursuant to this Article Ninth may include (i) the creation of a trust fund; (ii) the establishment of a program of self insurance; and (iii) the establishment of a letter of credit, guaranty or surety. No financial arrangement made pursuant to this Article Ninth may provide protection for a person adjudged by a court of competent jurisdiction to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

        To the fullest extent permitted by law as it presently exists, or may hereafter be amended from time to time, in the absence of intentional misconduct, fraud or a knowing violation of law: (i) the decision of the Corporation as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Article Ninth, and the choice of the person to provide the insurance or other financial arrangement, shall be conclusive; and (ii) the insurance or other financial arrangement shall not (1) be void or voidable or (2) subject any director or stockholder approving it to personal liability for his or her action, even if the director or stockholder is a beneficiary of the insurance or arrangement.

TENTH

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH

        The incorporator is Lori E. Jeffries whose mailing address is c/o Taft, Stettinius & Hollister LLP, 425 Walnut Street, Suite 1800, Cincinnati, Ohio 45202.

TWELFTH

        The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The names and mailing addresses of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders of the Corporation, or until their successors are duly elected and qualified, are:

James Monroe III	James F. Lynch
Richard S. Roberts	Scott J. Becker
Peter J. Dalton

        This Certificate of Incorporation shall be effective as of March 13, 2006 (the "Effective Date"), for accounting purposes only.

        The undersigned incorporator acknowledges that the foregoing certificate of incorporation is his act and deed on this 13th day of March, 2006.

/s/ Lori E. Jeffries Lori E. Jeffries Incorporator

CERTIFICATION OF OFFICER

        The undersigned certifies that he is the duly elected and serving Secretary of Globalstar LLC, a Delaware limited liability company, under the authority and direction of which this Certificate of Incorporation is filed, and that the same is satisfactory to him, having received the advice of legal counsel with respect thereto.

March 13, 2006
/s/ Richard S. Roberts Richard S. Roberts

QuickLinks

  Exhibit 3.1
CERTIFICATE OF INCORPORATION OF GLOBALSTAR, INC.
FIRST
SECOND
THIRD
FOURTH
FIFTH
SIXTH
SEVENTH
EIGHTH
NINTH
TENTH
ELEVENTH
TWELFTH
CERTIFICATION OF OFFICER